Exhibit 10.8
Agreement
This Agreement (the “Agreement”) is made and entered into as of September 4, 2002 (the “Effective Date”), by and between Allot Communications Ltd. (“Allot”), having its place of business at 5 Hanagar street, Neve Neeman B Industrial Zone, Hod Hasharon, Israel, and R.H. Electronics Ltd. (“R.H.”), having its place of business at Nazareth-Illit, Har Yona Industrial Zone, Israel; Allot and R.H., collectively, the “Parties”, and each, a “Party”).
WHEREAS, Allot designs, manufactures and sells electronic equipment which includes subassemblies components and know how, that is confidential and proprietary property of Allot; and
WHEREAS, R.H. is in the business of manufacturing subassemblies, and has the experience and the expertise to manufacture the Products, as defined herein; and
WHEREAS, the Parties wish to enter into an agreement pursuant to which R.H. will provide to Allot with manufacturing, technical support and additional services in connection with Allot products, as set forth herein.
NOW THEREFORE, the parties agree as follows:
1.	General
1.1.	The headings in this Agreement are inserted for convenience only, do not constitute a part thereof and shall not be deemed to affect the construction or interpretation of any provision thereof.

1.2.	The Exhibits attached to this Agreement form an integral part hereof.
2.	Term

This Agreement shall commence on the Effective Date and shall continue for an initial term of one (1) year. This Agreement shall automatically be renewed for successive one (1) year increments unless either Party requests in writing, at least ninety (90) days prior to the anniversary date, that this Agreement not be so renewed.

3.	Scope of Agreement; License
3.1.	R.H. agrees to use commercially reasonable efforts to provide Allot with manufacturing services (the “Services”), pursuant to specifications or changes thereto issued by Allot and accepted by R.H. The Services shall include, without limitation, procuring Materials (defined as the components, materials and supplies necessary for the manufacture of Products (as defined herein below)) and other supplies and manufacturing, testing, assembling, and delivering the products listed in Exhibit 3.1A attached hereto (the “Products”), pursuant to detailed written specifications for each such Product which are provided by Allot and accepted by R.H., and to deliver such Products to a location designated by Allot. For each Product or revision thereof, written specifications shall include but are not limited to bill of materials, schematics, assembly drawings, test specifications, current revision number, and approved vendor list, all as set forth in Exhibit 3.1B attached hereto (the “Specifications”).

3.2.	Allot hereby grants R.H. a non-exclusive limited license during the term of this Agreement to use all of Allot’s Intellectual Property (as defined below) required to perform R.H.’s obligations under this Agreement.
4.	R.H. Obligations
4.1.	The Services

The Services to the provided by R.H. to Allot shall include the following:
4.1.1.	Materials planning;

4.1.2.	procurement of Materials;

4.1.3.	assembly of printed circuit boards required for the manufacture of the Products;

4.1.4.	electronic circuit testing according to the test specifications as set forth in Exhibit 4.1.4;

4.1.5.	assembly of complete Products according to the assembly requirements as set forth in the Specifications. R.H. shall not introduce any change in the manufacturing process without receiving Allot’s prior written consent;

4.1.6.	final testing of the Products before delivery of every unit of Product as set forth in Exhibit 4.1.4;

4.1.7.	packaging of the Products in accordance with Allot’s requirements;

4.1.8.	delivery of Products to Allot per agreed schedule.
4.2.	Materials Procurement
4.2.1.	R.H. is authorized to purchase Materials using standard purchasing practices including, but not limited to, acquisition of material recognizing Economic Order Quantities, ABC buy policy and long lead time component management in order to meet the requirements of Allot’s orders and forecasts, provided that, procurement of Materials beyond the Forecast shall require a pre-written approval by Allot, except for standard order quantities (minimum standard package quantities).

4.2.2.	Allot reserves the right to procure any portion of or all of the required Material through its own channels, and to supply such Materials to R.H. for the purpose of manufacturing the Products as set forth herein. The list of these Materials is provided in Exhibit 4.2.2.

4.2.3.	R.H. is responsible for monitoring supplier quality, according to the Specifications required by Allot for all purchased Materials.

4.2.4.	R.H. will inform Allot of the Lead Time for every Long Lead Item part with Lead Time greater than *.

4.2.5.	R.H. will keep a constant buffer stock of * % of the * rolling Forecast.
4.3.	Quality of the Products
4.3.1.	R.H. shall maintain quality assurance standards in accordance with ISO9002. R.H. suppliers’ Quality Assurance, and its Control and Inspection processes shall be in full compliance with ISO9002 standards during the term of this Agreement.

4.3.2.	The Products shall be manufactured to meet the following manufacturing standards requirements:
4.3.2.1.	IPC610.
4.3.3.	R.H. will coordinate, participate and cooperate with on-going quarterly inspections as required by UL for Allot’s Products.

4.3.4.	R.H. shall permit Allot to audit its quality process, upon five (5) days advance notice to R.H., and shall provide such assistance which is reasonably necessary for Allot to evaluate the quality of the Products and the manufacturing process.

4.3.5.	R.H. shall inform Allot of any violation or change of the production and/or testing procedure within one (1) working day of their occurrence.
4.4.	Engineering Changes
4.4.1.	Allot may, upon advance written notice to R.H., submit engineering changes for incorporation into the Products. R.H. will make a reasonable effort to review the request for engineering change and report to Allot within five (5) working days of any implications of the proposed changes.

*	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

Such report shall include all possible implications including implications on Materials, delivery schedules, manufacturing processes, quality and Product cost.

4.4.2.	R.H. undertakes to make all reasonable efforts to assure quick implementation of any engineering changes requested by Allot

4.4.3.	R.H. will sell to Allot all excess or replaced Materials left in its inventory after the implementation of any engineering change.
4.5.	Inventory Management
4.5.1.	All Material and tooling equipment furnished to R.H. or paid for by Allot in connection with this Agreement shall:
4.5.1.1.	be clearly marked and remain the property of Allot; and

4.5.1.2.	be kept free of any liens and encumbrances.
4.5.2.	R.H. shall hold Allot property at its own risk and shall not modify the property without the written permission of Allot. Upon Allot’s request, R.H. shall redeliver such property to Allot in the same condition as originally received by R.H. with the exception of reasonable wear and tear.

4.5.3.	At any time requested by Allot, R.H. shall provide Allot with a detailed written report of inventory levels, open orders and delivery dates for all parts and subassemblies.
4.6.	Non-competition. R.H. undertakes that it shall not manufacture the Products or any part or derivative there from, including, without limitation, any accompanying documentation and software, for any other vendor but Allot, and shall not to make any use of the knowledge gained by manufacturing the Products, nor manufacture Products for companies competing directly or indirectly with Allot.
5.	Allot Obligations

Allot will provide R.H. with:
5.1.	any updates to the Specifications.

5.2.	Allot’s Standard Operation Procedures, as set forth in Exhibit 5.2 attached hereto;

5.3.	Bill of Materials.

5.4.	Approved Vendor list for specific parts and subassemblies as will be defined by Allot from time to time.

5.5.	Gerber data, CAD files for all items which are made to Allot’s specifications.

5.6.	Functional Test Procedures as described in Exhibit 4.1.4.

5.7.	Functional test equipment.

5.8.	Product training for test and repair.

5.9.	Assistance in evaluating and resolving issues in manufacturing.
6.	Orders and Forecast
6.1.	Allot will provide R.H., on a monthly basis, a rolling three (3) months forecast in two week intervals, specifying the quantity and type of Products to be shipped. Product price, delivery schedule (by date), and required packaging, during such three (3) months period (the “Forecast”). R.H. will acknowledge receipt of Forecast within * and will provide to Allot — commitment for delivery dates within * and shall deliver the Products to Allot in per the commitment to the Forecast.

6.2.	Changing Quantities of Products Listed in the Forecast. Allot may change the amount of Products specified in the Forecast, by sending R.H. a written change order. Deliveries may be changed in accordance with the schedule shown below:

Allowable Quantity Changes
Number of days before	(postponement) (% out of the
Shipment Data according to	Quantity Set forth in the Forecast
Forecast	for a specific delivery date)
1-30	* %
31-60	* %
61-90	* %
6.3.	Rescheduling Deliveries. Allot may reschedule delivery of Products ordered, by sending R.H. a written notice, with no additional charge. However, if Products are rescheduled to a date later than * from the original delivery date of the Forecast, Allot shall pay R.H. a carrying charge in the amount of * % over the then-current interest rate of Bank Leumi LeIsrael Ltd. of the price of such delayed Products.

6.4.	Changes in the Composition of the Forecast. Allot may request any change in the number of the different models of Products set forth in a

*	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

particular Forecast, not less than * prior to designated delivery date of the Products set forth therein.

6.5.	R.H. shall undertake all reasonable efforts, including, without limitation, expediting Materials and allocating capacity, in forecast to support Allot’s request for increased production or change in composition of product models.

6.6.	R.H. will notify Allot in advance for any possible postponement of delivery at least * in advance.

6.7.	Cancellations.
6.7.1.	In the event that Allot wishes to terminate this Agreement and cancel any Forecast, R.H., upon receipt of such written notice of termination and cancellation, shall stop performing the Services to the extent specified therein. Upon such termination and cancellation Allot shall be obliged to purchase and pay for the following:
6.7.1.1.	Payment for all Products delivered to Allot, or in the process of being delivered at the time, plus finished Products in inventory prior to, and including, the effective date of cancellation, at then applicable Product prices;

6.7.1.2.	Payment for all work in process on Products based upon percentage of completion, as reasonably determined by R.H. and Allot, multiplied by the then applicable Product price, including Products which were in process prior to receipt of notice of cancellation and that could not be completed by the cancellation date. Allot has the right to require R.H. to complete work on any such Products on a reasonable schedule;

6.7.1.3.	Payment for the cost of all Materials (not including margin) in R.H.’s inventory not returnable to the vendor or usable for other R.H. customers, whether in raw form or work in process;

6.7.1.4.	Payment for the cost of Materials on order and not cancelable.

*	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

6.7.2.	All material sold to Allot under Section 6.7.1 will meet the agreed quality standards.

6.7.3.	R.H. shall use its best efforts to minimize cancellations charges by returning components for credit, canceling components on order and applying components to other R.H. projects and minimizing all work-in-process and finished goods in support of the final production schedule. Upon payment of the cancellation charges for any completed Products or work in process, such items shall become the property of Allot, F.O.B. R.H., and, at Allot’s election and expense, shall be delivered to a location identified to R.H. by Allot or, at Allot’s direction, disposed of by R.H.

6.7.4.	In no case shall Allot be obliged to purchase Materials and/or finished Products for an aggregate cost higher than the aggregate price set forth in the cancelled Forecast plus the cost of excess Material approved by Allot as in Section 4.2.1 above.

6.7.5.	Compensation for Delayed Deliveries.
In the event that R.H. fails to meet the delivery date set forth in the Forecast, with the exception of delays caused by Allot, such as changes in schedule due to Engineering Change Orders (ECO), changes of products mix which affect the manufacturing schedule, problems in Allot supplied test equipment and process, etc. R.H. shall pay to Allot a delay penalty calculated in accordance with the following table:

Penalty per day (% out of the
aggregate price of the delayed
Delay (days)	delivery)
Up to 14 days	* %
15 to 28 days	* %
29 to 42 days	* %
43 to 56 days	* %
7.	Price and Price Reviews
7.1.	Pricing for products sold under this Agreement are defined in Exhibit 7.1.

7.2.	Price Review

Throughout the term of this Agreement, representatives of R.H. and Allot shall meet every three (3) months to review pricing and determine the

*	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

actions required by both sides in order to achieve cost reduction and decide on change of Product price as of the agreed date.
7.2.1.	R.H. shall provide to Allot on a quarterly basis — price quotation of off-the-shelf parts and sub-assemblies according to which R.H. procures the parts from its suppliers.
7.3.	It is agreed that, for the sake of facilitating uninterrupted production:
7.3.1.	R.H. may buy components to be used in the manufacture of the Products at prices higher than those agreed, provided that any such increase shall be limited to up to * % of the component price, and, in addition, that the total affect on Product price during the subsequent 3 month pricing period shall not exceed * % of the total price of Product, unless otherwise agreed in writing by Allot;

7.3.2.	Allot shall answer urgent requests for price change approvals within one (1) working day.
7.4.	Prices for testing will be calculated on an hourly basis of human resources invested for setup, and will not include the time tests are automatically run by devices. The price per hour of testing is as set forth in Exhibit 7.4.

7.5.	Under no circumstances will Allot be charged for any expenses incurred by R.H. as a result of repairing production problems.
8.	Freight, Delivery and Title

R.H. shall package each batch of Product in accordance with Allot’s specifications, or, if not specified by Allot, in accordance with good commercial standards. All shipments of Product shall be DDU to Allot’s premises (Incoterms 2000). When required, R.H. shall ship Products to Allot three (3) times a week. Title and risk of loss or damage to a batch of Products shall pass from R.H. to Allot upon delivery of such batch to Allot at Allot’s premises. Shipments to Allot will be made in accordance with Allot’s specific routing instructions, including method of carrier to be used.

9.	Payment Terms

R.H. shall invoice Allot upon shipment of each batch of Products. Payment for such Products is due current * from date of shipment and may be made by check or write transfer.

10.	Warranty
10.1.	R.H. warrants for a period of * from the date of supply of the Product, that

*	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

10.1.1.	the Product will conform to the Specifications applicable to such Product at the time of its manufacture, which are furnished in writing by Allot and accepted by R.H;

10.1.2.	such Product will be of good Material and workmanship and free from defects;

10.1.3.	such Product will be free and clear of all liens and encumbrances.
10.2.	In the event that any Product manufactured shall not be in conformity with the foregoing warranties, R.H. shall either credit Allot for any such nonconformity (not to exceed the purchase price paid by Allot for such Product), or, at R.H’s expense, replace, repair or correct such Product and the return of repaired merchandise at its best possible speed that shall in no case not exceed * ( * during the first 6 months of Period). Per Allot’s request, repair and correct operations will take precedence over manufacturing now units per forecast and R.H.

10.3.	Products replaced or repaired shall carry a warranty of the longest of (1) The Original warranty period, (2) * from the date of shipping the repaired/replaced Product to Allot, as in Section 10.1 above.

10.4.	R.H. shall have no responsibility or obligation to Allot under warranty claims with respect to Products that have been subjected to abuse, misuse, accident or neglect.

10.5.	Insurance. R.H. shall at its own expense maintain such comprehensive general and product liability insurance policies, which shall state Allot as a beneficiary thereunder, as is standard and appropriate to cover its obligations hereunder and its supply of the Services and Products covered hereby. R.H. shall provide Allot with proof of such insurance reasonably acceptable to Allot.
11.	Indemnity: Limitation of Liability
11.1.	R.H. agrees that, if notified promptly in writing, wishes upon its discretion and given sole control of the defense and all related settlement negotiations, it will defend Allot from any claim or action and will hold Allot harmless from any third party loss, damage, or injury, including death, which arises from any alleged workmanship defect of any Products.

11.2.	Neither Party shall be liable for any indirect, incidental, special or consequential damages resulting from this Agreement, including but not limited to loss of profit, loss of production, loss of contracts, even if cither party or on authorized representative has been advised of the possibility of such damages.

*	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

12.	Intellectual Property
12.1.	In this Agreement “Intellectual Property” means all intangible legal rights, titles and interests evidenced by or embodied in (i) any invention (whether patentable or un-patentable and whether or not reduced to practice), all improvements thereto, and all patent, patent applications and patent disclosures; (ii) any work of authorship, regardless of copyrightability, copyrightable works, all copyrights; (iii) all trade secrets and Confidential Information (as defined below); and (vi) any other similar rights, in each case on a worldwide basis.

12.2.	All Intellectual Property evidenced by or embodied in and/or related to the Products and/or any derivative work thereof or invention relating thereto, shall be owned solely by Allot R.H. acknowledges that except for the right of use expressly provided hereunder in connection with the manufacture of the Products, Allot does not convey any Intellectual Property to R.H. hereunder, and that R.H. has not, does not, and shall not acquire any rights with respect to the Products or and/or any derivative work thereof or invention relating thereto, including, without limitation, any Intellectual Property relating thereto.

12.3.	R.H. shall: (i) not engage, itself or through the assistance of any third party, directly or indirectly, in the research, development, manufacturing, marketing, distribution, sale, lease or licensing of any product which is or may constitute a derivative work of the Products; (ii) not represent that it possesses any proprietary interest in the Products, and/or any Intellectual Property relating thereto; (iii) not directly or indirectly, take any action to contest Allot’s Intellectual Property or infringe it in any way: (iv) not register, nor have registered, any trademarks, trade names or symbols of Allot (or which are similar to Allot’s); and (v) shall not use the name, trademarks, trade-names, and logos of Allot in any manner whatsoever (other then as required for the production of the Products).

12.4.	R.H. shall promptly notify Allot of (i) any determination, discovery, or notification that any person is or may be infringing the Intellectual Property of Allot. R.H. shall not take any legal action relating to the protection or defense of any Intellectual Property pertaining to the Products or the manufacture thereof without the prior written approval of Allot. R.H. shall assist in the protection and defense of such Intellectual Property.
13.	Intellectual Property Indemnity

Each Party (the “Indemnifying Party”) shall defend, indemnify, and hold harmless the other party from any claims by a third party of infringement of Intellectual Property rights resulting from the acts of the Indemnifying Party pursuant to this Agreement, provided that the other party:

13.1.	gives the Indemnifying Party prompt notice of any such claims;

13.2.	readers reasonable assistance to the Indemnifying Party thereon; and

13.3.	permits the Indemnifying Party to direct the defense of the settlement of such claims.
14.	Confidential Information
14.1.	The term “Confidential Information” shall mean: any information regarding the activities, plans and business of Allot including any information regarding the technology developed by the Allot, whether embodied in a physical product or not, whether in oral, written, graphic, machine-readable, visual or in any other form, and whether or not marked by it as “Confidential” or “Proprietary”, including, without limitation, processes, techniques, methods, concepts, systems, inventions, formulas, drawings, data, photographs, computer programs, prototypes, models, research materials, development or experimental work and status, works in progress, specifications, designs, products plans, business activities, business strategies, marketing plans, forecasts, financial information, personnel information, customer or supplier lists, as well as samples or parts of the above.

14.2.	Insofar as Confidential Information or any portion of it is disclosed to R.H., R.H. represents and warrants that it will maintain the Confidential Information in the strictest confidence, and will not divulge such Confidential Information to any third party or use such Confidential Information for any purpose other than for the exercise of its rights and performance of its obligation hereunder and then only in the manner and to the extent necessary. R.H. further represents and warrants that it will restrict disclosure of Confidential Information to its personnel on a “need to know” basis and only to the extent necessary for the purpose of this Agreement. R.H. shall be responsible for compliance of its personnel with the provisions of this Agreement. All Confidential Information made available hereunder, including copies thereof, shall be returned to Allot or shall be certified as destroyed upon the termination of this Agreement for any reason, or at the request of Allot.

14.3.	The foregoing confidentiality restrictions will not apply to information that (i) becomes public knowledge other than through R.H.; (ii) is already known by R.H. prior to disclosure by Allot; (iii) is received by R.H. from a third party without similar restriction and without breach of this Agreement. R.H. may also disclose Confidential Information to the extent required by law, regulation, court order or rules of any applicable securities exchange or over-the-counter market (collectively, “Law”). In such event, (i) the disclosure shall extend only to information whose disclosure is required by Law, (ii) R.H. shall (to the extent permitted by Law) promptly and before disclosure notify Allot of the proposed disclosure, and (iii) R.H. shall use reasonable efforts to seek from the recipient of the disclosure confidential treatment of the information to be disclosed. No information shall be divested of its status as Confidential Information by virtue of disclosure per se as required by Law.
15.	Termination
15.1.	If either Party fails to meet any one or more of the terms and conditions as stated in this Agreement, the Parties agree to negotiate in good faith to resolve such default. If the defaulting Party fails to cure such default or submit an acceptable written plan to resolve such default within thirty (30) days following notice of default, the non-defaulting Party shall have the right to terminate this Agreement by upon thirty (30) days’ prior written notice.

15.2.	This Agreement shall immediately terminate should either Party:
15.2.1.	become insolvent;

15.2.2.	enter into or file a petition, arraignment or proceeding seeking an order for relief under the bankruptcy laws of its respective jurisdiction;

15.2.3.	enter into a receivership of any of its assets; or

15.2.4.	enter into dissolution of liquidation of its assets or an assignment for the benefit of its creditors.
15.3.	Each Party may terminate this agreement upon 120 days’ prior written notice.
16.	Effect of Termination

In case of termination and unless otherwise stipulated:
16.1.	In Allot Sole discretion, R.H. will deliver all services and/or deliverables and Allot will pay for all items mentioned on the last available Forecast or change order accepted by R.H. before expiration or termination date.

16.2.	Allot shall compensate R.H. for Products and Materials and R.H. shall provide Allot with Products and Materials as stipulated in Section 6.7.

16.3.	Each Party will promptly return to the other Party all Confidential Information of the respective other Party and any copies thereof.

16.4.	R.H. will return to Allot all consigned Materials, and all of Allot’s equipment and tooling in R.H.’s possession at the time of termination.

16.5.	R.H. shall immediately cease using Allot’s Intellectual Property, and the limited license stipulated in Section 3.2 shall terminate.

16.6.	R.H. will return to Allot or destroy all copies in any media containing Allot Intellectual Property in R.H.’s possession and shall confirm such return or destruction to Allot, in writing.
17.	Dispute Resolution
17.1.	In the spirit of continued cooperation, the Parties intend to and hereby establish the following dispute resolution procedure to be utilized in the unlikely event any controversy should arise out of or concerning the performance of this Agreement.

17.2.	It is the intent of the Parties that any dispute be resolved informally and promptly through good faith negotiation between R.H. and Allot. Either Party may initiate negotiation proceedings by written notice to the other Party setting forth the particulars of the dispute. The Parties agree to meet in good faith to jointly define the scope and a method to remedy the dispute. If these proceedings are not productive of a resolution, then senior management of R.H. and Allot are authorized to and will meet personally to confer in a bona fide attempt to resolve the matter.
18.	Miscellaneous
18.1.	Force Majeure. In the event that either Party is prevented from performing or is unable to perform any of its obligations under this Agreement (other than a payment obligation) due to any Act of God, fire, casualty, flood, earthquake, war, strike, lockout, epidemic, destruction of production facilities, riot, insurrection, material unavailability, of any other cause beyond the reasonable control of the Party invoking this section, and if such Party shall have used its best efforts to mitigate its effects, such Party shall give prompt written notice to the other Party, its performance shall be excused, and the time for the performance shall be extended for the period of delay or inability to perform due to such occurrences. Regardless of the excuse of Force Majeure, if such Party is not able to perform within ninety (90) days after such event, the other Party may terminate the Agreement.

18.2.	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable, such provision shall be deemed null and void, and the remainder of the Agreement shall continue to be in full force and effect, while the Parties shall negotiate in good faith to replace the provision with another enforceable one reflecting as closely as possible the Parties’ initial intention.

18.3.	Relationship of the Parties. Each of the Parties shall at all times during the terms of this Agreement act as, and shall represent itself to be, an independent contractor. Neither Party shall have any right or authority to assume or create any obligations or to make any representations or warranties on behalf of the other Party whether express or implied, or to bind the other Party in a respect whatsoever.

18.4.	Governing Law. The construction, interpretation and performance of this Agreement and all transactions under it shall be governed by the laws of the State of Israel, and both Parties consent to jurisdiction by the Tel Aviv-Jaffa district courts.

18.5.	Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. R.H. shall not in any way sell, transfer, assign, or otherwise dispose of any of the rights, privileges, duties and obligations granted or imposed upon it under this Agreement; provided, however, that R.H. shall have the right to assign its rights, duties and responsibilities under this Agreement to an affiliate of R.H.; provided further, however, R.H. shall remain obligated under this Agreement and Allot shall have the right to approve any change of the manufacturing facility for the Products. An affiliate of R.H. means any corporation, partnership or other business entity which controls, is controlled by, or is under common control with R.H.

18.6.	Notifications. Any and all notices and other communications whatsoever under this Agreement shall be in writing, sent by registered mail or by telegram, or facsimile to the address set forth below.

18.7.	Entire Agreement. No amendment of this Agreement will be valid unless made in writing signed by a duly authorized representative of both parties. No provision of this Agreement will be deemed waived and breach or default excused unless the waiver or excuse is in writing and signed by the party issuing it. The terms and conditions contained in the Agreement supersede all prior oral or written understandings between the parties and shall constitute the entire agreement between them concerning the subject matter of this Agreement.
-SIGNATURE PAGE FOLLOWS-
IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

/s/: Eli Rkan		/s/: Ramy Moriah

R.H. Electronics Ltd.		Allot Communications Ltd.

By:	Eli Rkan	By:	Ramy Moriah

Title:	General Manager	Title:	VP Operations

Address: Nazareth-Illit, Har Yona Industrial Zone, Israel		Address: 5 Hanagar street, Neve Neeman B Industrial Zone, Hod Hasharon, Israel
Fax:		Fax: 09-744-3626
Attn:		Attn:

Exhibit 3.1A
The Specifications

Exhibit 3.1B
The Products
•	NetEnforcer AC-202
•	NetEnforcer AC-302
•	NetEnforcer AC-402

Exhibit 4.1.4
Testing
R.H. stall perform the following assembly, burn-in, and production, functional and final tests for every Product manufactured:
1. In circuit Tests
•	ICT
•	AOI
•	X-Ray for BGA parts
2. Quality Assurance Tests
•	Quality assurance tests for all parts: mechanical, electro-mechanical, electronic and sub-assemblies.
•	Integration tests – visual and electrical.
3. Dynamic Buria In and Functional Tests
Allot will provide R.H. with specifications, setup software and procedure of functional test, which shall be run on every Product manufactured. Products which do not pass the tests specified herein will not be accepted nor paid for by Allot.
R.H. will run functional tests in room temperature for every Product. If room-temperature functional test is successful, R.H. will then rerun the functional tests in burn-in camber (temperature profile TBD) for every Product manufactured of the first * units, and then for * % of the Products in each batch.
4. Test Verification
Every Product delivered to Allot shall be accompanied by documents detailing all the tests performed on it and their results, as follows:
1.	Process check list TBD

2.	Configuration form TBD

3.	Computerized diagnostics test form TBD

4.	Mechanical (QA) check list TBD

*	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

Exhibit 4.2.2
Material Procured by Allot
•	CPU Celeron
•	CPU Pentium
•	SDRAM

Exhibit 5.2
Standard Operations Procedures

Exhibit 7.1
Product Prices
•	NetEnforcer AC-202 TBD

•	NetEnforcer AC-302 TBD

•	NetEnforcer AC-402 TBD

AC-202 *
AC202 RAD196321 — 1000 units

*	Omitted Pursuant to a confidential treatment request. The confidential portion had been filed separately with the SEC.

AC – 302 & AC – 402
*
AC302 RAD196333 – 1000 units

*	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

Exhibit 7.4
Prices for Testing
$ * per hour
Number of hours per batch — TBD

*	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.